Exhibit 5


                      TRANSACTIONS IN SHARES OF THE COMPANY

                     The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days. All transactions involved purchases of Shares on the New York Stock Exchange.


  Reporting Person
    With Direct
     Beneficial                     Date of                    Number of                  Price Per Share
     Ownership                    Transaction                    Shares                (Excluding Commission)
     ---------                    -----------                    ------                ----------------------
     Greenbelt                      01/31/01                    141,900                       $2.4439
     Greenbelt                      02/01/01                     58,100                       $2.2700

